Exhibit 99.1


Company Press Release

First Bancorp of Indiana, Inc. Announces Earnings

EVANSVILLE, Ind., October 24, 2005 /PRNewswire-FirstCall/ -- First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings
Bank, reported first quarter earnings of $246,000 for the quarter ended September 30, 2005, a 37.7 percent decrease from the $395,000 reported for the same period in fiscal 2005.

First quarter earnings represented 16 cents per average outstanding share (diluted) compared to 25 cents for the quarter ended September 30, 2004. Average diluted shares decreased slightly during the intervening twelve months to 1.56 million at September 30, 2005, from 1.57 million a year earlier. The lesser number of diluted shares was attributed primarily to the Company's repurchase of 64,236 shares of common stock over the twelve months ended September 30, 2005. During the same period, 41,902 option shares were exercised. The Company's board of directors paid a semiannual dividend of 30 cents per outstanding share during the most recent quarter, a 3.4 percent increase from the same period in fiscal 2005.

The change in net earnings was due in part to a lower net interest margin. Whereas total interest income remained virtually unchanged between the comparative quarters, total interest expenses increased $202,000, or 14.2 percent. Consequently, the net interest margin, relative to average interest-earning assets, declined to 2.68 percent for the quarter ended September 30, 2005, from 2.97 percent for the same period last year.

Noninterest income increased $74,000, or 16.7 percent, between the comparative quarters. This improvement was attributed primarily to greater income from the servicing of sold consumer loans. Conversely, noninterest expenses for the quarter ended September 30, 2005, were 10.2 percent above the same period in fiscal 2005. Personnel expenditures were the major contributors to the higher noninterest expenses due largely to the expansion of the commercial lending department. The success of this investment is evidenced by increases in commercial purpose loans and demand deposits of 11.3 percent and 18.3 percent, respectively, over the past twelve months.

Progress on the construction of the new corporate headquarters on the city's northeast side at the intersection of Green River and Lynch Roads is on schedule for an early-March 2006 opening. In addition, First Federal's new St. Philip branch is scheduled to begin operations on Monday, October 31, 2005, with a grand opening celebration planned for the following Saturday, November 5, 2005. Residents and businesses in St. Philip and surrounding communities are cordially invited to attend.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

First Bancorp of Indiana, Inc. and First Federal Savings Bank, an FDIC-insured federal stock savings bank, operate from headquarters in Evansville, Indiana.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-492-8100.

                         First Bancorp of Indiana, Inc.
                        Consolidated Financial Highlights
                                 (in thousands)

                                                         9/30/2005     6/30/2005
                                                         =========     =========
Selected Balance Sheet Data:                            (unaudited)
----------------------------
Total assets                                              283,983       277,368
Investment securities                                      26,743        13,821
Mortgage-backed securities                                 47,642        51,498
Loans receivable, net                                     170,501       154,546
Deposit accounts                                          181,159       195,733
Short-term borrowings                                         928             0
Long-term debt                                             65,000        45,000
Equity capital                                             29,493        29,921

                                                               Three months
                                                            ended September 30,
                                                             2005         2004
                                                         =======================
Operating Results:                                       (unaudited) (unaudited)
------------------
Interest income                                               3,288       3,290
Interest expense                                              1,622       1,420
                                                          ---------------------
Net interest income                                           1,666       1,870
Provision for loan losses                                        75         120
                                                          ---------------------
Net interest income after provision                           1,591       1,750
Noninterest income                                              517         443
Noninterest expense                                           1,723       1,563
                                                          ---------------------
Income before income taxes and cumulative
  effect of a change in accounting principle                    385         630
Income taxes                                                    139         235
Cumulative effect of change in accounting principle               0           0
                                                          ---------------------
Net income                                                      246         395

                                                             At or for
                                                           the three months
                                                          ended September 30,
Selected Financial Ratios:                                2005          2004
--------------------------                            =========================
                                                      (unaudited)   (unaudited)
Performance Ratios:
Return on average assets                                  0.36%        0.58%
Return on average equity                                  3.34%        5.45%
Basic earnings per share                                  0.16         0.26
Diluted earnings per share                                0.16         0.25
Interest rate spread                                      2.57%        2.83%
Net interest margin                                       2.68%        2.97%
Other expenses as a % of average total assets             2.54%        2.31%

Asset Quality Ratios:
Nonperforming loans as a % of total loans                 0.29%        0.08%
Nonperforming assets as a % of total assets               0.18%        0.06%
Allowance for loan losses as a % of total loans           0.48%        0.59%
Allowance for loan losses as a %
  of nonperforming loans                                168.70%      740.88%

For further information:
Michael H. Head President & CEO
(812) 492-8100